Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Hospira, Inc., appearing in the Annual Report on Form 10-K of Hospira, Inc., for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Chicago, Illinois
August 25, 2005